UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 18, 2013

MERGE HEALTHCARE INCORPORATED
(Exact name of Registrant as specified in its charter)

Delaware	001–33006	39-1600938
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 E. Randolph Street, 24th Floor
Chicago, Illinois  60601-6436
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (312) 565-6868

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Stockholders (the “Annual Meeting”) of Merge Healthcare Incorporated (the “Company”) was held on June 18, 2013.  A total of 80,685,831 shares were represented, either in person or by proxy, at the Annual Meeting.  Matters voted upon and the results of the voting are as set forth below:

Proposal 1:	Election of Directors.

The following number of shares were voted FOR and WITHHELD for the following seven (7) individuals to serve as directors on the Company’s Board of Directors until the next annual meeting of the stockholders, or otherwise as provided in our bylaws:

Name	Votes For	Votes Withheld	Result
Dennis Brown	62,178,127	1,650,057	Elected

Justin C. Dearborn	61,594,698	2,238,486	Elected

Michael W. Ferro, Jr.	61,578,846	2,249,338	Elected

Matthew M. Maloney	62,407,818	1,420,366	Elected

Richard A. Reck	60,498,189	3,329,995	Elected

Neele E. Stearns, Jr.	62,380,839	1,447,345	Elected

Jeffery A. Surges	62,328,789	1,499,395	Elected

The results reported in this Item 5.07 include 16,857,647 broker non–votes with respect to Proposal 1.

Proposal 2:	Approval of the Amendment to the Merge Healthcare Incorporated 2005 Equity Incentive Plan.

The holders of 58,965,202 shares voted FOR an amendment to the Company’s 2005 Equity Incentive Plan to increase the number of shares of Common Stock authorized for issuance thereunder by 2,000,000 to 18,500,000 shares; the holders of 4,784,721 shares voted AGAINST the amendment and the holders of 78,261 shares ABSTAINED. The results reported in this Item 5.07 include 16,857,647 broker non–votes with respect to Proposal 2.  As a result, Proposal 2 was approved.

Proposal 3:	Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year.

The holders of 80,061,296 shares voted FOR ratification of our appointment of the firm BDO USA, LLP as our independent registered public accounting firm for the 2013 fiscal year; the holders of 403,978 shares voted AGAINST such ratification and the holders of 220,557 shares ABSTAINED.  As a result, Proposal 3 was approved.

No other business was brought before the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERGE HEALTHCARE INCORPORATED

By:	/s/ Justin C. Dearborn
Name: Justin C. Dearborn
Title: President
Date: June 24, 2013